Exhibit 99.1

EMSC News- For Immediate Release

Contact:	Deborah Hileman
Vice President, Corporate Communications & Investor Relations
303-495-1210
Deborah.hileman@emsc.net

EMERGENCY MEDICAL SERVICES REPORTS 4th QUARTER

EARNINGS PER SHARE INCREASE OF 54.9%

AND STRONG RESULTS FOR 2008

Highlights:

•      Fourth quarter 2008 net revenue was $593.7 million, an increase of 10.5% compared to the fourth quarter of 2007;

•      Adjusted EBITDA in the fourth quarter 2008 was $60.2 million, an increase of 19.2% compared to the fourth quarter of 2007;

•      Fourth quarter 2008 diluted EPS was $0.48, an increase of 54.9% compared to the fourth quarter of 2007;

•      Free Cash Flow was $63.9 million in the fourth quarter 2008 compared to $51.8 million for the same quarter last year; and

•      2008 diluted EPS was $1.97, an increase of 41.9%; Adjusted EBITDA was $243.6 million, an increase of 15.9%; and free cash flow was $192.3 million, an increase of 162.6%.

Greenwood Village, Colorado (February 12, 2009) – Emergency Medical Services Corporation (NYSE: EMS) (EMSC or the Company) today announces results for the fourth quarter and year ended December 31, 2008.

William A. Sanger, Chairman and Chief Executive Officer, said, “2008 was a very successful year.  We expanded our core businesses, entered new markets and service lines, and delivered strong revenue and earnings growth. We experienced the best year of contract growth and free cash flow in EMSC history. We believe we are well positioned to build on these successes and respond to opportunities that arise during these challenging economic times.”

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Results of Operations for the Fourth Quarter 2008

For the quarter ended December 31, 2008, EMSC generated net revenue of $593.7 million, an increase of 10.5% compared to the same quarter last year.  Adjusted EBITDA was $60.2 million, an increase of 19.2% compared to the same period in 2007.  A reconciliation of non-GAAP financial measures, including free cash flow and Adjusted EBITDA, to GAAP financial measures is included in this news release.

EMSC generated net income of $20.9 million, or $0.48 per diluted share, for the fourth quarter of 2008, compared to net income of $13.4 million, or $0.31 per diluted share, in the fourth quarter of last year, an increase of 54.9%.  The increase in earnings is attributable primarily to the net impact of higher revenue on existing contracts, increased volume from net new contracts and acquisitions, and a decline in total expenses as a percentage of net revenue.

Free cash flow was $63.9 million in the fourth quarter 2008 compared to $51.8 million in the same quarter last year.  Cash provided by operating activities was $81.0 million in the fourth quarter 2008, compared to $40.9 million for the same quarter last year.  Accounts receivable decreased $82.1 million during the fourth quarter 2008 due to the collection of Federal Emergency Management Agency (FEMA) deployment receivables and a reduction in Days Sales Outstanding (DSO) from improved cash collections.  EMSC’s DSO decreased 4 days (excluding the FEMA impact) in the fourth quarter of 2008.  Accounts payable and accrued liabilities decreased $43.5 million in the fourth quarter 2008 primarily from payment of FEMA deployment accruals.

Net cash used in investing activities was $44.6 million for the quarter ended December 31, 2008, compared to cash provided by investing activities of $10.9 million for the same period in 2007.  Acquisition related funding was $27.5 million in the fourth quarter 2008. Net insurance collateral funding was $6.5 million in the fourth quarter 2008 compared to a net $18.2 million reduction in insurance collateral in the fourth quarter 2007.

For the quarter ended December 31, 2008, net cash used in financing activities was $26.0 million compared to $45.3 million for the same quarter last year.  Net debt repayments were $21.2 million for the three months ended December 31, 2008, including a discretionary payment of $20.0 million on the Company’s senior secured term loan, compared to $40.2 million in the same quarter last year related primarily to payments on the Company’s revolving credit facility.

Results of Operations for the Year Ended December 31, 2008

EMSC’s net revenue was $2.4 billion for the year ended December 31, 2008, an increase of 14.4% compared to last year.  Adjusted EBITDA was $243.6 million, an increase of 15.9% compared to last year.

EMSC’s net income for the year ended December 31, 2008 was $84.8 million, or $1.97 per diluted share, compared to net income of $59.8 million or $1.39 per diluted share, an increase of 41.9% over last year.  The increase in earnings is attributable primarily to organic rate and volume growth from existing contracts, including FEMA, and acquisitions, partially offset by higher provider compensation, insurance expense and fuel costs.

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Free cash flow was $192.3 million for the year ended December 31, 2008, an increase of $119.1 million, or 162.6% over the prior year.  Cash provided by operating activities for the year ended December 31, 2008 was $211.5 million compared to $97.8 million in 2007. The change was primarily the result of reductions in accounts receivable of $27.6 million during 2008 from improved cash collections, compared to an increase of $75.0 million in 2007.  EMSC’s DSO decreased 11 days (excluding the FEMA impact) during the year ended December 31, 2008.

Net cash used in investing activities was $74.9 million for the year ended December 31, 2008, compared to $100.2 million in 2007.   The variance is primarily the result of acquisition related funding of $55.8 million in 2008 compared to $75.6 million in 2007 and reduced net capital expenditures during 2008.

For the year ended December 31, 2008, net cash used in financing activities was $19.3 million compared to $8.0 million for the year ended December 31, 2007.  Net debt repayments were $25.2 million for the year ended December 31, 2008 compared to $5.7 million in the prior year.

Segment Results

EMSC operates two business segments: American Medical Response, Inc. (AMR), the Company’s healthcare transportation services segment, and EmCare Holdings Inc. (EmCare), the Company’s outsourced hospital-based physician services segment.

American Medical Response (AMR)

For the quarter ended December 31, 2008, AMR generated net revenue of $326.5 million, an increase of 7.1% compared to the same quarter last year. The increase was from an improvement in revenue per transport in existing markets offset by lower ambulance transports primarily from the exit of certain underperforming markets. Adjusted EBITDA was $28.4 million, an increase of 54.1% compared to the same quarter last year.  The increase in Adjusted EBITDA is attributable primarily to the net impact of higher revenue and reduction in compensation and benefits, fuel cost, and insurance cost as a percent of net revenue.

For the year ended December 31, 2008, AMR’s net revenue was $1.4 billion, an increase of 15.0% compared to last year.  Adjusted EBITDA was $129.9 million, an increase of 40.1% compared to last year.  Insurance expense for the year ended December 31, 2008 was higher than last year primarily due to a reduction in favorable prior period insurance adjustments.  The favorable prior period adjustments were $4.4 million in 2008 compared to $11.3 million in 2007.

EmCare

For the quarter ended December 31, 2008, EmCare generated net revenue of $267.2 million, an increase of 15.0% compared to the same quarter last year.  The increase in revenue is driven primarily by 91 net new contracts added since September 30, 2007 for emergency department and other hospital based provider services and volume increases at existing contracts.  Adjusted EBITDA was $31.8 million compared to $32.1 million for the same quarter last year.  The fourth quarter of 2007 included a $4 million benefit from a timing difference in recording current period insurance costs. Prior year favorable developments of $1.0 million were recorded in the fourth quarter 2008 compared to $0.6 million in the fourth quarter 2007.

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For the year ended December 31, 2008, EmCare’s net revenue was $1.0 billion, an increase of 13.5% compared to last year.  Adjusted EBITDA was $113.7 million, compared to $117.5 million last year.  Adjusted EBITDA in 2007 was positively impacted by $20.2 million from incremental revenue adjustments and favorable prior period insurance adjustments.  These incremental revenue adjustments in 2007, which had an Adjusted EBITDA impact of approximately $10 million, were not replicated in 2008. Favorable prior period insurance adjustments were $10.2 million in 2007, compared to unfavorable prior period adjustments of $0.3 million in 2008.

Guidance

The Company announces earnings guidance for the fiscal year ending December 31, 2009. The Company expects diluted earnings per share to be between $2.05 and $2.15, and Adjusted EBITDA to be between $248.0 million and $255.0 million for the year.  This guidance includes an expected increase in stock compensation expense of approximately $3.0 million, but does not include the impact of future acquisitions nor does it include any extraordinary FEMA deployment.

Conference Call

EMSC management will host a conference call and live audio webcast on Thursday, February 12, 2009, at 11:00 a.m. EST, to discuss the Company’s financial results.  A 30-day online replay will be available approximately one hour following the conclusion of the live broadcast.  A link to the live broadcast and online replay is available on the Investor Relations section of the Company’s website at www.emsc.net.

About Emergency Medical Services Corporation

Emergency Medical Services Corporation (EMSC) is a leading provider of emergency medical services in the United States. EMSC operates two business segments: American Medical Response, Inc. (AMR), the Company’s healthcare transportation services segment, and EmCare Holdings Inc. (EmCare), the Company’s outsourced hospital-based physician services segment. AMR is the leading provider of ambulance services in the United States. EmCare is a leading provider of outsourced hospital-based physician services. In 2008, EMSC provided services to 11.4 million patients in nearly 2,100 communities nationwide. EMSC is headquartered in Greenwood Village, Colorado. For additional information visit www.emsc.net.

Forward-Looking Statements

Certain statements and information herein may be deemed to be “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. Any forward-looking statements herein are made as of the date of this press release, and EMSC undertakes no duty to update or revise any such statements. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments and business decisions to differ materially from forward-looking statements are described in EMSC’s filings

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with the SEC from time to time, including in the section entitled “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and subsequent periodic reports. Among the factors that could cause future results to differ materially from those provided in this press release are: the impact on our revenue of changes in transport volume, mix of insured and uninsured patients, and third party reimbursement rates and methods; the adequacy of our insurance coverage and insurance reserves; potential penalties or changes to our operations if we fail to comply with extensive and complex government regulation of our industry, both as it exists now and as it may change in the future;  our ability to recruit and retain qualified physicians and other healthcare professionals, and enforce our non-compete agreements with our physicians;  the loss of one or more members of our senior management team; the outcome of government investigations of certain of our business practices; our ability to generate cash flow to service our debt obligations and fund the cost of capital expenditures to maintain and upgrade our vehicle fleet and medical equipment; and the loss of existing contracts and the accuracy of our assessment of costs under new contracts.

Non-GAAP Financial Measures Reconciliation

This press release includes presentations of Adjusted EBITDA, which is defined as net income before equity in earnings of unconsolidated subsidiary, income tax expense, loss on early debt extinguishment, interest and other income, realized gain on investments, interest expense, and depreciation and amortization. It also includes presentations of free cash flow, which is defined as cash flow from operations less cash used in non-acquisition related investment activities.  Adjusted EBITDA and free cash flow are commonly used by management and investors as performance measures and liquidity indicators. Adjusted EBITDA and free cash flow are not considered measures of financial performance under U.S. generally accepted accounting principles (GAAP), and the items excluded therefrom are significant components in understanding and assessing our financial performance. Adjusted EBITDA and free cash flow should not be considered in isolation or as an alternative to GAAP measures such as net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in our consolidated financial statements as an indicator of financial performance or liquidity. Reconciliations of non-GAAP financial measures are provided in this news release.  Reconciliation for the forward-looking Adjusted EBITDA projections presented herein is not being provided due to the number of variables in the projected Adjusted EBITDA range. Since Adjusted EBITDA and free cash flow are not measures determined in accordance with GAAP and are susceptible to varying calculations, these measures, as presented, may not be comparable to other similarly titled measures of other companies.

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EMERGENCY MEDICAL SERVICES CORPORATION

Consolidated Statements of Operations and Other Information

Including a Reconciliation of Income from Operations to Adjusted EBITDA(1)

(unaudited; in thousands, except shares, per share data and other information)

	Quarter ended December 31,		Year ended December 31,
	2008	2007	2008	2007

Net revenue	$593,671	$537,210	$2,409,864	$2,106,993
Compensation and benefits	415,818	376,894	1,637,425	1,455,970
Operating expenses	81,345	78,787	383,359	317,518
Insurance expense	18,581	15,066	82,221	66,308
Selling, general and administrative expenses	19,037	17,811	69,658	61,893
Depreciation and amortization expense	16,824	18,318	68,980	70,483
Restructuring charges	—	—	—	2,242
Income from operations	42,066	30,334	168,221	132,579
Interest income from restricted assets	1,294	1,849	6,407	7,143
Interest expense	(10,700)	(11,667)	(42,087)	(46,948)
Realized gain (loss) on investments	(289)	177	2,722	245
Interest and other income	958	264	2,055	2,055
Loss on early debt extinguishment	(241)	—	(241)	—
Income before income taxes and equity in earnings of unconsolidated subsidiary	33,088	20,957	137,077	95,074
Income tax expense	(12,360)	(7,958)	(52,530)	(36,104)
Equity in earnings of unconsolidated subsidiary	148	423	300	848
Net income	$20,876	$13,422	$84,847	$59,818

Basic earnings per common share	$0.50	$0.32	$2.04	$1.44
Diluted earnings per common share	$0.48	$0.31	$1.97	$1.39
Weighted average common shares outstanding, basic	41,826,415	41,570,392	41,652,783	41,551,207
Weighted average common shares outstanding, diluted	43,344,507	43,155,322	43,130,782	43,146,881

Other Information
EmCare patient encounters	2,078,030	1,841,841	8,061,851	7,182,099
AMR ambulance transports (2)	717,969	729,574	2,938,814	2,893,358
AMR weighted transports (2)	727,460	741,909	2,982,153	2,945,725

Reconciliation of income from operations to Adjusted EBITDA
Income from operations	$42,066	$30,334	$168,221	$132,579
Depreciation and amortization expense	16,824	18,318	68,980	70,483
Interest income from restricted assets	1,294	1,849	6,407	7,143
Adjusted EBITDA	$60,184	$50,501	$243,608	$210,205

(1) These statements provide a reconciliation of Adjusted EBITDA to income from operations; and a reconciliation of income from operations to net income.

(2)  Transports not reported for FEMA deployment.

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EMERGENCY MEDICAL SERVICES CORPORATION

Reconciliation of Adjusted EBITDA to Net Cash Flows Provided by Operating Activities

(unaudited; in thousands)

	Quarter ended December 31,		Year ended December 31,
	2008	2007	2008	2007

Adjusted EBITDA	$60,184	$50,501	$243,608	$210,205
Interest paid	(10,175)	(11,140)	(39,983)	(44,874)
Change in accounts receivable	82,117	(3,984)	27,618	(74,991)
Change in other operating assets/liabilities	(44,579)	4,579	(15,353)	5,868
Equity based compensation	635	434	2,476	1,727
Other	(7,151)	482	(6,909)	(117)
Net cash provided by operating activities	$81,031	$40,872	$211,457	$97,818

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EMERGENCY MEDICAL SERVICES CORPORATION

Reconciliation of Segment Income from Operations to Adjusted EBITDA

(unaudited; in thousands)

	Quarter ended December 31,		Year ended December 31,
	2008	2007	2008	2007
AMR
Income from operations	$14,723	$2,835	$72,261	$33,284
Depreciation and amortization expense	13,131	14,853	55,082	56,560
Interest income from restricted assets	521	721	2,590	2,881
Adjusted EBITDA (1)	28,375	18,409	129,933	92,725

EmCare
Income from operations	27,343	27,499	95,960	99,295
Depreciation and amortization expense	3,693	3,465	13,898	13,923
Interest income from restricted assets	773	1,128	3,817	4,262
Adjusted EBITDA (2)	31,809	32,092	113,675	117,480

Total
Income from operations	42,066	30,334	168,221	132,579
Depreciation and amortization expense	16,824	18,318	68,980	70,483
Interest income from restricted assets	1,294	1,849	6,407	7,143
Adjusted EBITDA	$60,184	$50,501	$243,608	$210,205

(1)  AMR Adjusted EBITDA includes $2.2 million of restructuring charges for the year ended December 31, 2007.

(2)  EmCare Adjusted EBITDA includes the net impact of approximately $10 million of positive revenue adjustments for the first two quarters of 2007.

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EMERGENCY MEDICAL SERVICES CORPORATION

Condensed Consolidated Balance Sheets

(in thousands)

	December 31,	December 31,
	2008	2007
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$146,173	$28,914
Trade and other accounts receivable, net	472,501	495,348
Other current assets	196,500	146,498
Total current assets	815,174	670,760
Non-current assets:
Property, plant and equipment, net	124,869	143,342
Goodwill and other intangible assets, net	422,154	394,841
Other long-term assets	179,022	270,620
Total assets	$1,541,219	$1,479,563

Liabilities and Equity
Current liabilities	$320,141	$306,891
Long-term debt	453,600	478,166
Insurance reserves and other long-term liabilities	228,439	245,010
Total liabilities	1,002,180	1,030,067
Total equity	539,039	449,496
Total liabilities and equity	$1,541,219	$1,479,563

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EMERGENCY MEDICAL SERVICES CORPORATION

Condensed Consolidated Statements of Cash Flows

(unaudited; in thousands)

	Quarter ended December 31,		Year ended December 31,
	2008	2007	2008	2007
Cash Flows from Operating Activities
Net income	$20,876	$13,422	$84,847	$59,818
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, deferred taxes and other	22,617	26,855	114,345	107,123
Changes in operating assets/liabilities, net of acquisitions:
Trade and other accounts receivable	82,117	(3,984)	27,618	(74,991)
Insurance accruals	855	(3,021)	(4,478)	(3,006)
Other assets and liabilities	(45,434)	7,600	(10,875)	8,874
Net cash provided by operating activities	81,031	40,872	211,457	97,818

Cash Flows from Investing Activities
Purchases of property, plant and equipment, net	(10,273)	(6,706)	(31,680)	(37,976)
Acquisition of businesses, net of cash received	(27,500)	—	(55,825)	(75,648)
Net change in insurance collateral	(6,539)	18,172	9,444	10,872
Other investing activities	(276)	(550)	3,116	2,526
Net cash (used in) provided by investing activities	(44,588)	10,916	(74,945)	(100,226)

Cash Flows from Financing Activities
EMSC issuance of class A common stock	503	1	2,423	383
Borrowings under revolving credit facility	—	—	14,000	70,300
Repayments of capital lease obligations and other debt	(21,224)	(40,218)	(39,230)	(76,033)
Increase in bank overdrafts	(5,231)	(5,051)	3,554	(2,664)
Net cash provided by financing activities	(25,952)	(45,268)	(19,253)	(8,014)

Change in cash and cash equivalents	10,491	6,520	117,259	(10,422)
Cash and cash equivalents, beginning of period	135,682	22,394	28,914	39,336
Cash and cash equivalents, end of period	$146,173	$28,914	$146,173	$28,914

Non-cash Activities
Capital lease obligations incurred	$—	$—	$682	$8,038

Free Cash Flow	$63,943	$51,788	$192,337	$73,240

Reconciliation of free cash flow to net cash provided by operating activities
Free cash flow	$63,943	$51,788	$192,337	$73,240
Purchase of property, plant and equipment, net	10,273	6,706	31,680	37,976
Net change in insurance collateral	6,539	(18,172)	(9,444)	(10,872)
Other investing activities	276	550	(3,116)	(2,526)
Net cash provided by operating activities	$81,031	$40,872	$211,457	$97,818

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